As filed with the Securities and Exchange Commission on October 22, 2010

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

New Frontier Media, Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-1084061
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

7007 Winchester Circle, Suite 200
Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

NEW FRONTIER MEDIA, INC.

2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Marc Callipari, Esq.

General Counsel

New Frontier Media, Inc.

7007 Winchester Circle, Suite 200

Boulder, Colorado 80301

(Name and address of agent for service)

Copy to:

Scott A. Berdan, Esq.

Holland & Hart, LLP

One Boulder Plaza

1800 Broadway, Suite 300

Boulder, Colorado 80302

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $.0001 par value per share, and Series A Junior Participating Preferred Stock purchase rights(3)	1,250,000	$1.74	$2,175,000	$155.08

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock that, by reason of certain events specified in the New Frontier 2010 Equity Incentive Plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices reported for the registrant’s common stock on The NASDAQ Stock Market on October 18, 2010.

(3) Attached to each share of common stock is one Series A Junior Participating Preferred Stock purchase right (each, a “Right” and collectively, the “Rights”), which entitles the holder thereof, when exercisable, to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company. Until the occurrence of certain events, the Rights are not exercisable, are evidenced only by the certificates for the common stock, and will be transferred only together with such common stock.  Because no separate consideration is paid for such Rights, the registration fee for such Rights is included in the fee for the common stock registered hereby.

PART I

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Annual Plan Information.*

* The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the New Frontier Media, Inc. 2010 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act.  Such documents will not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Item 3.    Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all of the shares of common stock offered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated by reference in this Registration Statement and are deemed to be a part of this Registration Statement from the date of filing of such documents:

(a) The registrant’s annual report filed on Form 10-K for its fiscal year ended March 31, 2010, filed with the Commission on June 11, 2010 (File No.: 000-23697), as amended by the registrant’s amended annual report filed on Form 10-K/A for its fiscal year ended March 31, 2010, filed with the Commission on September 3, 2010 (File No.: 000-23697);

(b) The registrant’s definitive proxy statement filed on Schedule 14A with the Commission on July 16, 2010 (File No.: 000-23697);

(c) The description of the registrant’s Rights contained in the registrant’s registration statement on Form 8-A filed with the Commission on December 6, 2001 (File No.: 000-23697), as such description has been amended by the filing of the Registrant’s amendment to the registration statement on Form 8-A/A filed with the Commission on October 3, 2008 (File No.: 000-23697), including any subsequent amendment or report filed with the Commission for the purpose of updating such description;

(d) The description of the registrant’s common stock as set forth in the registrant’s registration statement on Form 8-A filed with the Commission on January 30, 1998 (File No.: 000-23697), including any subsequent amendment or report filed with the Commission for the purpose of updating such description;

(e) The registrant’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2010, filed with the Commission on August 6, 2010 (File No.: 000-23697); and

(f) The registrant’s current reports on Form 8-K to the extent filed with (and not furnished to) the Commission on July 12, 2010 (File No.: 000-23697), August 25, 2010 (File No.: 000-23697), September 3, 2010 (File No.: 000-23697), and October 12, 2010 (File No.: 000-23697).

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to Section 18 of the Exchange Act.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Colorado Business Corporation Act

The Colorado Business Corporation Act, as amended (the “CBCA”), permits a corporation to indemnify its directors and officers made party to a proceeding if (a) such person conducted himself or herself in good faith; and (b) such person reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interests; and (ii) in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.  Unless limited by a corporation’s articles of incorporation, the CBCA provides for mandatory indemnification of directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director of officer was a party, against reasonable expenses incurred by such person in connection with the proceeding. The registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) do not contain a contrary provision.  The CBCA permits a corporation to indemnify and advance expenses to officers, employees, fiduciaries or agents who are not directors, to a greater extent than directors if not inconsistent with public policy, and if provided for by the corporation’s bylaws, general or specific action of its board of directors or shareholders, or contract.  The CBCA limits the indemnification that a corporation may provide to its directors in two material respects: a corporation may not indemnify a director (i) in a derivative action in which the director is adjudged liable to the corporation; or (ii) in any proceeding in which the director is adjudged liable on the basis that the director derived an improper personal benefit.

Amended and Restated Articles of Incorporation, as Amended

The registrant’s Articles provide that the registrant may indemnify directors, officers, employees, fiduciaries and agents of the registrant in third party and derivative proceedings if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.  The registrant is not permitted to indemnify any director, officer, employee, fiduciary or agent with respect to any derivative claim, issue or matter as to which such person has been adjudicated to be liable for negligence or misconduct in the performance of his or her duty to the registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnification for such expenses that such court deems proper.  Additionally, expenses (including attorney fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of any such action upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by the registrant as authorized in the registrant’s Articles.

Amended and Restated Bylaws

The registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that, subject to the CBCA, and as may be expressly limited by the registrant’s Articles, the registrant shall indemnify any person: (a) made a party to any proceeding (other than an action by, or in the right of, the registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or is or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, or other enterprise; or (b) who was or is a party to any proceeding by or in the right of the registrant, to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification by its terms is mandatory in all circumstances in which indemnification is permitted by law. Further, under the Bylaws, the registrant may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, subject to limitations of the CBCA or as to any transaction wherein a director derived an improper personal benefit.  The Bylaws permit a corporation to indemnify officers, employees, fiduciaries or agents who are not directors to a greater extent than directors if not inconsistent with public policy, and if provided for by specific action of its board of directors or shareholders, or contract.

Executive Employment Agreements

The registrant has entered into employment agreements with its executive officers, each of whom is set forth on the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on July 16, 2010, under the caption “Executive Officers of the Registrant.”  Under such employment agreements, the registrant has agreed to defend and indemnify such executives from and against all criminal and civil claims for acts within the scope of such executive’s duties, to the maximum extent allowed by law, but excluding acts of gross negligence or willful misconduct.  Additionally, the registrant shall pay all attorneys’ fees and costs related to any actual or threatened legal action against such executive as such fees and costs arise.  The registrant shall also maintain directors’ and officers’ insurance that covers the executive officers for all acts within the scope of his duties, but excluding acts of gross negligence or willful misconduct.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit Description
4.01	Form of common stock certificate (incorporated by reference to Exhibit 4.01 to Registration Statement on Form SB-2 (File No.: 333-35337) filed with the Commission on September 10, 1997)

4.02

Amended and Restated Rights Agreement between the registrant and Corporate Stock Transfer, Inc. (incorporated by reference to Exhibit 4.01 to Current Report on Form 8-K (File No.: 000-23697) filed with the Commission on August 1, 2008)

4.03

Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, together with the related Rights Certificate (included as Appendices A and B to the Amended and Restated Rights Agreement incorporated by reference herein as Exhibit 4.02)

5.01	Opinion of Holland & Hart LLP

23.01	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.01)

23.02	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24.01	Power of Attorney (included on the signature page to this registration statement)

99.01

New Frontier Media, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix B to the registrant’s definitive proxy statement filed with the SEC under cover of Schedule 14A on July 16, 2010 (File No. 000-23697))

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boulder, State of Colorado, on October 22, 2010.

NEW FRONTIER MEDIA, INC.

By:	/s/ MICHAEL WEINER
Name:	Michael Weiner
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Weiner and Marc Callipari, jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ MICHAEL WEINER		October 22, 2010

Name:	Michael Weiner
Title:	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ GRANT WILLIAMS		October 22, 2010

Name:	Grant Williams
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ MELISSA HUBBARD		October 22, 2010

Name:	Melissa Hubbard
Title:	Director

/s/ ALAN ISAACMAN		October 22, 2010

Name:	Alan Isaacman
Title:	Director

/s/ DAVID NICHOLAS		October 22, 2010

Name:	David Nicholas
Title:	Director

/s/ WALTER TIMOSHENKO		October 22, 2010

Name:	Walter Timoshenko
Title:	Director

/s/ HIRAM WOO		October 22, 2010

Name:	Hiram Woo
Title:	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.01	Form of common stock certificate (incorporated by reference to Exhibit 4.01 to Registration Statement on Form SB-2 (File No.: 333-35337) filed with the Commission on September 10, 1997)

4.02

Amended and Restated Rights Agreement between the registrant and Corporate Stock Transfer, Inc. (incorporated by reference to Exhibit 4.01 to Current Report on Form 8-K (File No.: 000-23697) filed with the Commission on August 1, 2008)

4.03

Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, together with the related Rights Certificate (included as Appendices A and B to the Amended and Restated Rights Agreement incorporated by reference herein as Exhibit 4.02)

5.01	Opinion of Holland & Hart LLP

23.01	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.01)

23.02	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24.01	Power of Attorney (included on the signature page to this registration statement)

99.01

New Frontier Media, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix B to the registrant’s definitive proxy statement filed with the SEC under cover of Schedule 14A on July 16, 2010 (File No. 000-23697))